Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER 2019 RESULTS

Second Quarter Net Sales of $501 Million; Diluted EPS of $(0.15)

Provides Third and Fourth Quarter and Updates Annual Fiscal 2019 Guidance

Richardson, TX. August 7, 2019 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the second quarter ended June 29, 2019.

The Company reported net income (loss) for the second quarter of fiscal 2019 of $(7.3) million compared to $(7.8) million for the second quarter of fiscal 2018.  Diluted earnings (loss) per share were $(0.15), as compared to $(0.16) for the second quarter of fiscal 2018. Diluted earnings per share for the second quarter of fiscal 2019 included restructuring charges of $0.11 per diluted share. The second quarter of fiscal 2018 included restructuring charges of $0.23 per diluted share and non-cash intangible asset impairment charges of $0.10 per diluted share. During the second quarter of fiscal 2019, currencies, including both the translation impact on operating earnings and the impact of foreign currency hedging contracts, unfavorably affected earnings (loss) per share by $0.06 per diluted share.

Kosta Kartsotis, Chairman and CEO stated: “We delivered second quarter sales and earnings in line with our expectations. While sales declined in the quarter, our sales performance improved sequentially from the first quarter across all three regions. Growth in Asia accelerated, with continued strength in China and India as Emporio Armani maintained its strong momentum and the FOSSIL brand grew solidly. In addition, our global e-commerce sales were positive and FOSSIL delivered growth with its connected offerings. While we are experiencing ongoing disruptions in our category, we continue to make progress on our strategic priorities which support our long-term goal of delivering sales growth and improved profitability. As we look to the back half of the year, we have exciting new innovations coming to market across our traditional and connected product categories. Our focus on innovation along with our strong brand portfolio and powerful operating platform will enable us to deliver on our objective of long term profitable growth. We continue to make progress on our New World Fossil 2.0 - Transform to Grow initiative to create more efficiencies across the Company. These additional efficiencies, combined with our strong free cash flow conversion capability, will enable us to reinvest in more innovation and growth driving digital activities."

Operating Results
Compared to the second quarter of fiscal 2018, foreign currency fluctuations decreased the Company’s second quarter fiscal 2019 reported net sales by $14.0 million and decreased operating income by $5.4 million. The discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

The following table provides a summary of net sales performance, on both an as reported and constant currency basis, for the second quarter of fiscal 2019 compared to the fiscal 2018 second quarter (in millions, except percentage data).

	Second Quarter
	2019	2018	Growth (Decline)
	Amounts as Reported	Amounts as Reported	Dollars as Reported (1)	Constant Currency Dollars (2)	Percentage as Reported (1)	Percentage Constant Currency (2)
Americas	$223	$279	$(56)	$(55)	(20)%	(20)%
Europe	147	176	(29)	(21)	(16)	(12)
Asia	126	121	5	11	4	9
Corporate	5	1	4	4	390	390
Total net sales	$501	$577	$(76)	$(61)	(13)%	(11)%

Watches	$413	$463	$(50)	$(38)	(11)%	(8)%
Leathers	53	68	(15)	(14)	(23)	(21)
Jewelry	21	33	(12)	(11)	(37)	(34)
Other	14	13	1	2	17	20
Total net sales	$501	$577	$(76)	$(61)	(13)%	(11)%

(1)   Reported GAAP amounts include impacts from currency.
(2)   Eliminates the effect of currency changes in fiscal 2019 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

Second quarter fiscal 2019 worldwide net sales decreased $75.2 million or 13% and $61.2 million in constant currency (an 11% decline) compared to the second quarter of fiscal 2018. Watches declined in the Americas and Europe and increased in Asia. Geographically, sales declines in the U.S. drove the decrease in the Americas. In Europe, on a constant currency basis, sales across the Eurozone declined in most major markets with the greatest declines in the U.K., distributor markets in Eastern Europe and the Middle East and Germany, while sales in Italy increased modestly. In Asia, sales growth was led by China and India.

Global retail comps for the second quarter of fiscal 2019 were negative 4% as compared to the second quarter of fiscal 2018, with declines across all product categories and regions. Positive e-commerce comps were more than offset by declines in retail stores.

During the second quarter of fiscal 2019, gross margin decreased 70 basis points to 52.9%, primarily driven by an unfavorable currency impact of approximately 90 basis points. Gross margin was also negatively impacted by factory cost absorption and royalty costs on lower sales volumes. These costs were offset by favorable region and product mix from higher margin Asia sales, benefits generated by the Company's New World Fossil ("NWF") margin improvement initiatives, as well as decreased off-price sales mix with improved margins.

During the second quarter of fiscal 2019, the Company’s operating expenses were $263.4 million, including $7.3 million of restructuring costs primarily related to employee costs and professional services. The prior fiscal year second quarter operating expenses included $14.5 million of restructuring costs and $6.2 million in non-cash intangible asset impairment charges. Selling, general and administrative expenses decreased $31.1 million as compared to the second quarter of fiscal 2018 primarily as a result of lower store expenses given the significant number of store closures since the second quarter of last year, corporate and regional infrastructure reductions driven by the NWF initiatives and the currency effects of a stronger dollar.

Operating income for the second quarter of fiscal 2019 was $1.7 million, as compared to $1.0 million in the second quarter of fiscal 2018. Operating income improved $0.7 million in the second quarter of fiscal 2019 driven by reduced operating expenses, partially offset by lower sales and an unfavorable impact from currency changes.

During the second quarter of fiscal 2019, interest expense decreased $3.6 million to $7.4 million. Other income (expense) changed favorably $1.1 million to $0.5 million, primarily due to more favorable transactional currency gains and losses in the second quarter of fiscal 2019 as compared to the prior fiscal year second quarter.

Income tax expenses were $1.4 million in the second quarter of fiscal 2019 and included the recognition of deferred tax asset valuation allowances and an unfavorable impact from the GILTI provision of the Tax Cuts and Jobs Act. The Company’s effective income tax rate in the second quarter of fiscal 2019 was (28.0)%, compared to 31.8% for the second quarter of fiscal 2018. The effective tax rate in the fiscal 2019 second quarter is negative compared to the prior year quarter primarily due to a higher level of foreign income which increased the tax expense on a lower overall pre-tax loss.

Guidance
Over the next several years, Fossil Group will continue to transform the Company’s business model to address changes in consumer behaviors and their purchases of traditional watches and connected devices, as well as jewelry and leathers. During the Company’s ongoing transformation project, it believes the following operating metrics are the most appropriate performance measures: net sales, gross margin, operating expenses, operating margin, other income (expense), interest expense, and income (loss) before income taxes.

The Company is providing guidance on a GAAP basis. The Company’s guidance does not include the potential impact of any changes in government regulation or tariffs which has not been enacted at the time of this release. For comparison purposes, the Company has also provided additional information which quantifies the estimated impact on its operating expenses and operating income for non-operational items impacting operating results for fiscal 2019 and the third and fourth quarters of fiscal 2019. The Company expects the following during fiscal 2019:

GAAP Guidance
For Fiscal 2019:

•	Net sales in the range of (12.0)% to (8.0)%, including the estimated negative impact of business exits and currency of approximately (2.5)% and (2.0)%, respectively

•	Gross margin in the range of 52.0% to 53.0%

•	Operating expenses, ranging from $1,110 million to $1,160 million, including restructuring charges of $33 million to $37 million

•	Operating margin in the range of 2.5% to 3.5%

•	Other income (expense) of approximately $27 million based on prevailing currency rates

•	Interest expense of approximately $31 million

•	Income (loss) before income taxes in the range of $45 million to $75 million

For the Third Quarter of Fiscal 2019:

•	Net sales in the range of (13.0)% to (6.0)%, including the estimated negative impacts of business exits and currency of approximately (2.5)% and (1.8)%, respectively

•	Gross margin in the range of 52.0% to 54.0%

•	Operating expenses, ranging from $275 million to $295 million, including restructuring charges of $8 million to $11 million

•	Operating margin in the range of 0.0% to 2.5%

•	Other income (expense) of approximately $1 million based on prevailing currency rates

•	Interest expense of approximately $8 million

•	Income (loss) before income taxes in the range of $(7) million to $6 million

For the Fourth Quarter of Fiscal 2019:

•	Net sales in the range of (5.0)% to 1.0%, including the estimated negative impacts of business exits and currency of approximately (1.8)% and (1.0)%, respectively

•	Gross margin in the range of 50.0% to 53.0%

•	Operating expenses, ranging from $305 million to $335 million, including restructuring charges of $7 million to $9 million

•	Operating margin in the range of 9.0% to 11.0%

•	Other income (expense) of approximately $1 million based on prevailing currency rates

•	Interest expense of approximately $8 million

•	Income (loss) before income taxes in the range of $62 million to $77 million

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, the success of our connected accessories, future financial guidance as well as estimated impacts from the Tax Cuts and Jobs Act, foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in government regulation and tariffs, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, BMW, Chaps, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	June 29, 2019	June 30, 2018
Net sales	$501.4	$576.6
Cost of sales	236.3	267.6
Gross profit	265.1	309.0
Gross margin	52.9%	53.6%
Operating expenses:
Selling, general and administrative expenses	256.1	287.3
Trade name impairment	—	6.2
Restructuring charges	7.3	14.5
Total operating expenses	$263.4	$308.0
Total operating expenses (% of net sales)	52.5%	53.4%
Operating income (loss)	1.7	1.0
Operating margin	0.3%	0.2%
Interest expense	7.4	11.0
Other income (expense) - net	0.5	(0.6)
Income (loss) before income taxes	(5.2)	(10.6)
Provision for income taxes	1.4	(3.4)
Less: Net income attributable to noncontrolling interest	0.7	0.6
Net income attributable to Fossil Group, Inc.	$(7.3)	$(7.8)
Earnings per share:
Basic	$(0.15)	$(0.16)
Diluted	$(0.15)	$(0.16)
Weighted average common shares outstanding:
Basic	50.3	49.2
Diluted	50.3	49.2

Consolidated Balance Sheet Data ($ in millions):	June 29, 2019	June 30, 2018
Assets:
Cash and cash equivalents	$226.6	$241.8
Accounts receivable - net	204.2	204.7
Inventories	460.3	497.8
Other current assets	124.4	125.0
Total current assets	$1,015.5	$1,069.3
Property, plant and equipment - net	$165.2	$200.1
Operating lease right-of-use assets	305.4	—
Intangible and other assets - net	122.1	136.8
Total long-term assets	$592.7	$336.9
Total assets	$1,608.2	$1,406.2

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$461.2	$379.8
Short-term debt	66.4	127.7
Total current liabilities	$527.6	$507.5
Long-term debt	$162.0	$268.4
Long-term operating lease liabilities	308.5	—
Other long-term liabilities	70.5	113.5
Total long-term liabilities	$541.0	$381.9
Stockholders’ equity	$539.6	$516.8
Total liabilities and stockholders’ equity	$1,608.2	$1,406.2

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	June 29, 2019			June 30, 2018
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$223.1	$0.6	$223.7	$278.9
Europe	147.1	7.9	155.0	175.8
Asia	126.3	5.5	131.8	120.9
Corporate	4.9	—	4.9	1.0
Total net sales	$501.4	$14.0	$515.4	$576.6

Product Categories:
Watches	$413.3	$11.4	$424.7	$463.0
Leathers	52.6	1.2	53.8	67.9
Jewelry	20.8	1.0	21.8	33.1
Other	14.7	0.4	15.1	12.6
Total net sales	$501.4	$14.0	$515.4	$576.6

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, and restructuring expense minus interest income. We have included Adjusted EBITDA herein because it is widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use Adjusted EBITDA to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Adjusted EBITDA is not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2018		Fiscal 2019
($ in millions):	Q3	Q4	Q1	Q2	Total
Income (loss) before income taxes	$9.9	$61.8	$(2.2)	$(5.2)	$64.3
Plus:
Interest expense	9.9	10.8	8.1	7.4	36.2
Amortization and depreciation	16.1	16.9	14.4	13.9	61.3
Impairment expense	0.1	0.3	0.9	1.7	3.0
Other non-cash charges	2.1	2.9	0.3	1.6	6.8
Stock-based compensation	6.0	5.8	4.4	5.2	21.4
Restructuring expense	6.1	4.7	10.2	7.3	28.3
Less:
Interest Income	—	1.3	0.7	0.9	2.9
Adjusted EBITDA	$50.2	$101.9	$35.4	$31.0	$218.4

Store Count Information

	June 29, 2019				June 30, 2018
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	87	88	51	226	90	98	53	241
Outlets	115	73	35	223	131	74	41	246
Full priced multi-brand	—	4	3	7	—	6	4	10
Total stores	202	165	89	456	221	178	98	497

END OF RELEASE